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                                     EXHIBIT 5.1

                                     June 1, 1998


Western Staff Services, Inc.
301 Lennon Lane
Walnut Creek, California 94599-2453

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 of Western Staff Services, Inc., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of the Company's common stock, $.01 par value per share (the "Stock").

     As counsel to the Company, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by the Company in connection with the issuance and sale by the Company of the Stock.

     Based on the foregoing, we are of the opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Stock, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Stock, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                   Very truly yours,




                                   Morrison & Foerster LLP